PROSPECTUS SUPPLEMENT
                    (TO PROSPECTUS DATED JUNE 18, 1997)
              4,000,000 TRUST CONVERTIBLE PREFERRED SECURITIES
                          MCKESSON FINANCING TRUST
                 5% TRUST CONVERTIBLE PREFERRED SECURITIES
        (LIQUIDATION AMOUNT $50 PER CONVERTIBLE PREFERRED SECURITY)
               GUARANTEED TO THE EXTENT SET FORTH HEREIN BY,
                            MCKESSON CORPORATION

                      --------------------------------

      This Prospectus Supplement supplements and amends the Prospectus dated June 18, 1997 (the "Prospectus") relating to the 5% Trust Convertible Preferred Securities (the "Convertible Preferred Securities"), which represent preferred undivided beneficial interests in the assets of McKesson Financing Trust, a statutory business trust formed under the laws of the State of Delaware, and the shares of common stock, par value $.01 per share, of McKesson Corporation, a Delaware corporation ("McKesson"), issuable upon conversion of the Convertible Preferred Securities.

      On October 29, 1997, McKesson's board declared a two-for-one split of its common stock to be effected in the form of a stock dividend distributable January 2, 1998 to stockholders of record on December 1, 1997.

      The table on pages 56 through 58 of the Prospectus, which sets forth information with respect to the Selling Holders (as defined in the Prospectus) and the respective amounts of Convertible Preferred Securities beneficially owned by each Selling Holder that may be offered pursuant to the Prospectus (as supplemented and amended), is hereby amended by the addition of item 86 as follows:

                            Convertible                                     Convertible Preferred
                            Preferred              Number of                Securities Owned
                            Securities Owned       Convertible Preferred    After Offering
                            Prior to Offering      Securities Offered       Number     Percent
"Selling Holder             Number     Percent

86. Deutsche Bank            20,100    0.5025%     20,100                      0         0.00%
    Securities Inc.

    The Prospectus, together with this Prospectus Supplement, constitutes the prospectus required to be delivered by Section 5(b) of the Securities Act of 1933, as amended, with respect to offers and sales of the Convertible Preferred Securities and McKesson Common Stock issuable upon conversion of the Convertible Preferred Securities. All references in the Prospectus to "this Prospectus" are hereby amended to read "this Prospectus (as supplemented and amended)".

PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER MATTERS DISCUSSED UNDER THE CAPTION "RISK FACTORS" BEGINNING ON PAGE 6 OF THE PROSPECTUS.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus Supplement is September 10, 1998.